SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549


                                  FORM 15

Certification and Notice of Termination of Registration Under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.


                      FUND AMERICA INVESTORS CORPORATION
             (Exact name of Registrant as specified in its charter)

      Delaware                   	33-60662			                 84-1070310
(State of Incorporation)	    (Commission File No.)	        (I.R.S. Employer
								                                                  Identification No.)

    6400 S. Fiddler's Green Circle, Suite 1200A, Englewood, Colorado 80111
                   (Address of principal executive offices)

      Registrant's telephone number including area code: (303)-290-6024

                  Title of each class covered by this Form:

           Fund America Investors Corporation, CMO Series 1993-1
                   (Issuer with respect to the Securities)

                            Class A Certificates
                            Class B Certificates
                            Class C Certificates
                            Class D Certificates

             Fund America Investors Trust I, CMO Series 1993-2
                   (Issuer with respect to the Securities)

                            Class A1 Certificates

            Fund America Investors Trust IV, CMO Series 1993-5
                   (Issuer with respect to the Securities)

                            Class D Certificates
                            Class E Certificates
                            Class F Certificates



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             Fund America Investors Trust IV, CMO Series 1993-6
                  (Issuer with respect to the Securities)

                          Class A1 Certificates

     Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains:

                                 None.

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)    [ ]			     Rule 12h-3(b)(1)(i)   [X]
     Rule 12g-4(a)(1)(ii)   [ ] 			    Rule 12h-3(b)(1)(ii)  [ ]
     Rule 12g-4(a)(2)(i)    [ ]			     Rule 12h-3(b)(2)(i)   [ ]
     Rule 12g-4(a)(2)(ii)   [ ]			     Rule 12h-3(b)(2)(ii)  [ ]
						                                 Rule 15d-6            [X]



Approximate number of holders of record as of the certification or notice date:

         Fund America Investors Corporation, CMO Series 1993-1

                Class A Certificates -1 (Cede & Co.)
                Class B Certificates -1 (Cede & Co.)
                Class C Certificates -1 (Cede & Co.)
                Class D Certificates -1 (Cede & Co.)

           Fund America Investors Trust I, CMO Series 1993-2

                Class A1 Certificates -1 (Cede & Co.)

          Fund America Investors Trust IV, CMO Series 1993-5

                Class D Certificates -1 (Cede & Co.)
                Class E Certificates -1 (Cede & Co.)
                Class F Certificates -1 (Cede & Co.)

          Fund America Investors Trust IV, CMO Series 1993-6

                Class A1 Certificates -1 (Cede & Co.)




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                               Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this certificate/notice to be signed on its behalf by the undersigned hereunto duly authorized.

                                   				FUND AMERICA INVESTORS CORPORATION


    December 28, 2000		                By: /s/ Helen M. Dickens
    -----------------                      ------------------------------
				                                        Helen M. Dickens, Vice President






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